SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  April 17, 2008

STATION CASINOS, INC

(Exact name of registrant as specified in its charter)

Nevada	000-21640	88-0136443
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1505 South Pavilion Center Drive, Las Vegas, Nevada	89135
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (702) 495-3000

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4 (c))

Item 1.01.  Entry into a Material Definitive Agreement.

On April 17, 2008, the Company executed the third amendment of the Supplemental Executive Retirement Plan and the second amendment of the Supplemental Management Retirement Plan.  The amendments increase the “Early Retirement Date” (as defined in each plan) for participants from age 50 to age 60 and increase the Normal Retirement Date (as defined in each plan) for participants from age 60 to age 65.

The foregoing summary of the amendments does not purport to be complete and is subject to, and qualified in its entirety by, the full text of each amendment, which are attached as Exhibits 10.1 and 10.2 and incorporated herein by reference.

Item 5.05.  Amendments to the Registrant’s Code of Ethics, or Waiver of a Provision of the Code of Ethics.

        On April 17, 2008, the Company amended and restated its Code of Business Conduct and Ethics (the “Code”) to reflect certain changes in the Company’s corporate structure as a result of the merger with FCP Acquisition Sub, a Nevada corporation (“Merger Sub”), pursuant to which Merger Sub merged with and into the Company with the Company continuing as the surviving corporation pursuant to the Agreement and Plan of Merger, dated as of February 23, 2007 and amended as of May 4, 2007, among the Company, Fertitta Colony Partners LLC, a Nevada limited liability company, and Merger Sub, as amended.

The foregoing summary of the Code does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Code, which is attached as Exhibit 14.1 and incorporated herein by reference.

Item 9.01.  Financial Statements and Exhibits.

(d)           Exhibits.

Exhibit 10.1	Third Amendment to Supplemental Executive Retirement Program of the Company dated as of April 17, 2008

Exhibit 10.2	Second Amendment to Supplemental Management Retirement Program of the Company dated as of April 17, 2008

Exhibit 14.1	Station Casinos, Inc. Code of Business Conduct and Ethics

                    Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Station Casinos, Inc.

Date: April 22, 2008	By:	/s/ Thomas M. Friel
Thomas M. Friel
Executive Vice President, Chief
Accounting Officer and Treasurer

Index to Exhibits

Exhibit No.	Description

10.1	Third Amendment to Supplemental Executive Retirement Program of the Company dated as of April 17, 2008

10.2	Second Amendment to Supplemental Management Retirement Program of the Company dated as of April 17, 2008

14.1	Station Casinos, Inc. Code of Business Conduct and Ethics